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                                                                   Exhibit 10.88


                FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") entered into as of the 1st day of November, 1999 by and between IMC MORTGAGE COMPANY, INC., a Florida corporation (the "Company"), and DENNIS J. PITOCCO ("Executive").

                                R E C I T A L S:

         A. The Company owns and operates a mortgage banking business and provides related services (the "Business") and is in the process of winding down the Business;

         B. The Company desires to employ Executive in the initial capacity of Chairman, President, Chief Executive Officer and Chief Financial Officer (the "Position") and Executive desires to be employed by the Company in such capacity;

         C. Executive has substantial experience and expertise in the skills required for the Position and the Company has determined that it is in the best interest of the Company to employ Executive and to utilize his expertise and experience; and

         D. The Company believes that it is in the best interest of the Company to assure Executive of a secure minimum compensation and to diminish the inevitable distraction of Executive that may result from concern as to loss of employment.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

         1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

         2. POSITION OF EMPLOYMENT. The Company hereby employs Executive in the Position commencing as of the Commencement Date (as defined in Section 3.1 herein).

            2.1 Performance of Duties. Executive shall perform such duties as are usually performed by a person serving in the Position with a business similar in size and scope as the Company and such other additional duties as may be prescribed from time to time by the Company which are reasonable and consistent with the Company's operations, taking into account Executive's expertise and job responsibilities.

            2.2 Devotion of Time. During the term of this Agreement, Executive agrees to devote such of the Executive's business time and attention to the business and affairs of the Company to discharge the responsibilities assigned to Executive and to use




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best efforts to perform faithfully and efficiently such responsibilities. The
Parties anticipate that Executive's full business time (subject to duties relating to PML as described below) will be required for the first two years, 75% of Executive's business time will be required for the third year and 50% of Executive's business time required thereafter. The parties acknowledge that the Executive also provides services for Preferred Mortgages, Limited, a company in the United Kingdom ("PML") and serves as an officer and director of PML. The Executive is also compensated by PML unrelated to this Agreement. Moreover, upon termination of the operations of the Company's subsidiary, IMCC International, Inc., which the Company anticipates immediately following the Commencement Date, an entity owned or controlled by the Executive may enter into consulting or management agreements with PML and be compensated therefor unrelated to this Agreement.

         3. TERM OF EMPLOYMENT.

            3.1 Term of Employment. This Agreement shall begin as of the effective date of the closing of the purchase by CitiFinancial Mortgage Company of the Company's mortgage servicing business and loan origination platform (the "Commencement Date") and end on December 31, 2003; provided, however, that the term shall thereafter be automatically renewed for additional periods of one year each unless either party gives written notice to the other of intent not to renew no later than one hundred eighty (180) days prior to the end of the then current term of this Agreement.

            3.2 Termination of Employment by the Company for Cause. The Company may terminate Executive's employment if such termination is for "Cause" (as defined herein). For the purposes of this Agreement, "Cause" shall be defined as any of the following:

                (a) a default or breach by Executive of any of the provisions of this Agreement;

                (b) actions by Executive constituting fraud, embezzlement or dishonesty;

                (c) actions by Executive in intentionally furnishing materially false, misleading, or omissive information to the Company or persons to whom the Executive reports; or

                (d) acts or omissions which constitute failure to follow reasonable and lawful directives of the Company.




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            3.3 Termination Without Cause. The Company shall have the right to terminate this Agreement without Cause at any time upon written notice, subject to payment by the Company of the Deferred Compensation described in Section 4.2 herein.

            3.4 Termination by Executive. Executive may terminate this Agreement upon thirty (30) days written notice after the occurrence of a material default of this Agreement by the Company, which default is not cured within the thirty-day notice period. Such notice shall set forth in reasonable detail the facts underlying the default. If Executive terminates this Agreement under this
Section 3.4, Executive shall be entitled to the Deferred Compensation as described in Section 4.2 herein. The Executive may terminate at any time without cause on thirty days prior written notice, and upon doing so, will be paid his Base Compensation through the date of termination, the Incentive Compensation, and if, and only if, such termination is effective after May 31, 2001 will also receive Deferred Compensation.

         4. COMPENSATION.

            4.1 Salary. In consideration for the services to be provided by Executive pursuant to this Agreement Company shall pay to Executive the sum of the following:

                (a) Base Salary: As "Base Salary," the annual sums as follows which amount will automatically increase effective as of each annual anniversary of the Commencement Date by the "COLA Adjustment" (as defined below):

         Period                                       Annual Base Salary
         ------                                       ------------------
         Commencement to Dec. 31, 2001                     $250,000
         Jan. 1, 2002 - Dec. 31, 2002                      $187,500
         Jan. 1, 2003 - Thereafter                         $125,000

         as that amount in increased from time to time in the sole discretion of the Company. Base Salary shall be payable in installments consistent with the Company's normal payroll schedule, in effect from time to time, subject to applicable withholding and other taxes;

         "COLA Adjustment" means an annual increase equal to the percentage increase, if any, of the consumer price index for Urban Wage Earning and Clerical Workers (Greater




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Metropolitan Tampa Area, all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the year 1967 as a base of 100 (the "Index") from the prior year using the Commencement Date as the anniversary date for such calculation. In the event the Index ceases to be published during the term of this Agreement or any extension thereof, the parties shall use a mutually acceptable comparable statistical index on the cost of living in the United States as shall then be computed and published by an agency of the United States.

                (b) Quarterly Bonus Compensation. As "Quarterly Bonus Compensation" the following amounts paid (if Executive is still employed at the end the calendar quarter with respect to which the Quarterly Bonus in being paid): $25,000

                (c) Incentive Compensation. As "Incentive Compensation" the "Incentive Percent" (as defined below) of any one or more of the following whenever such should occur after the date hereof and whether or not Executive is then still employed hereunder (collectively, the "Common Stock Payments") (i) all distributions by the Company to all holders of common stock of the Company,
(ii) the amounts paid by a the Company in redemption of its common stock, and
(iii) all amount paid by any single third party (or related group of third parties) to acquire the company's common stock in a tender offer or other series of related transactions not in open market transactions. The Incentive Percent shall be based upon the length of Executive's employment hereunder as follows:

         Termination Occurs                       Incentive Percent

         Before 12/31/00                                1.5385%
         1/1/01 - 12/31/01                              3.0769%
         1/1/02 - 12/31/02                              4.2308%
         1/1/03 - Thereafter                            5.0000%

         The Incentive Compensation will be calculated at the highest Incentive Percent to which the Executive is entitled at the time of his termination of employment regardless of when the event occurs giving rise to the payment of Incentive Compensation. Notwithstanding the foregoing, the Incentive Compensation shall be reduced by all payment which the Executive has received as Quarterly Bonus in excess of $12,500 per calendar quarter.

            4.2 Deferred Compensation.

                (a) When Due. Executive (or his estate as the case may be) shall be entitled to the Deferred Compensation hereto in the event that Executive's employment is terminated for any of the following ("Deferred Compensation Events"): (i) death or disability




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("disability" is a determination by a physician licensed in Florida that the
Executive has become unable by reason of mental or physical illness to perform his duties and that such condition will continue for the foreseeable future) of Executive; (ii) termination by the Company without cause pursuant to Section 3.3; (iii) termination by Executive upon default by the Company pursuant to
Section 3.4; (iv) termination by the Executive effective after June 1, 2001, for any reason or for no reason; or (v) the occurrence of any event which would constitute a dissolution or bankruptcy of the Company, termination of the then-current Intercreditor/Standstill Agreements other than as a result of the payment in full of the creditors who are parties to such agreements, or a distribution of the assets of the Company in liquidation of the company.

                (b) Amount. The Deferred Compensation shall be the amount ("Base Deferred Compensation" plus "Quarterly Bonus Compensation") which is equal to twelve months Base Compensation at the then current rate of Base Compensation (and the cost of employee benefits) and Quarterly Bonus Compensation due over the ensuing twelve months..

                (c) Payment of Deferred Compensation. The Deferred Compensation shall be paid in immediately available funds within fifteen (15) days following the Deferred Compensation Event.

                    (C) Sole Remedy. The Executive agrees that the payment to the Executive of the Deferred Compensation provided herein is the Executive's sole remedy for any termination of Executive's employment hereunder prior to the Initial Termination Date regardless of whether or not such termination was by the company without Cause; provided, however, that such Deferred Compensation payment will not terminate Executive's rights to receive any Incentive Compensation to which Executive is thereafter due.

            4.3 Additional Benefits.

                (a) Vacation. Executive shall be entitled to paid vacation and paid holidays during each twelve-month period during the term of this Agreement in accordance with the Company's normal policy in effect from time to time.

                (b) Reimbursement of Expenses. Executive is authorized to incur reasonable traveling and other expenses in connection with the Business and in performance of his duties under this Agreement. Executive shall be reimbursed by the Company for all Business expenses which are reasonably incurred by Executive. All




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reimbursable travel expenses shall be in accordance with the Company's reasonable policies in effect from time to time.

                (c) Participation in Executive Benefit Plans. Executive shall be entitled to participate, subject to eligibility and other terms generally established by the Board of Directors, in any Executive benefit plan (including but not limited to life insurance plans, group hospitalization, health, dental care, which health insurance shall also cover Executive's dependents) as may be adopted or amended by the Company from time to time and applicable generally to Executives of the Company in the same level as the Position.

         5. REPRESENTATION BY EXECUTIVE. Executive hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause him not to be able to perform his duties hereunder.

         6. CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

            6.1 Confidentiality. Executive shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone, without the Company's prior written consent, any knowledge or information with respect to any confidential or secret aspect of the Business which if disclosed could reasonably be expected to have an adverse affect on the Business ("Confidential Information").

            6.2 Ownership of Information. Executive recognizes that all Confidential Information and copies or reproductions thereof, relating to the Company's operations and activities made or received by Executive in the course of his employment are the exclusive property of the Company and Executive holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing. All of such Confidential Information, which if lost or used by Executive outside the scope of his employment, could cause irreparable and continuing injury to the Company's Business for which there may not be an adequate remedy at law.

         7. REMEDIES. Executive hereby acknowledges, covenants and agrees that in the event of a material default or breach under this Agreement:

            7.1 Company may suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. Executive agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to it, Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, with the requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and




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            7.2 Any and all of Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which Company may have at law or in equity including, but not limited to, the right to monetary damages.

         8. INDEMNITY. To induce Executive to accept the Positions described above as well as any other or additional positions as may be mutually agreed upon by the Company and Executive, the Company hereby covenants and agrees with Executive, as follows:

            8.1 Definitions. For purposes of this Agreement:

                (A) "Affiliate" means any corporation, subsidiary, or other entity controlled by, controlling or under common control with the Company which now exists or may hereafter be formed or acquired.

                (B) "Expenses" include all expenses actually and reasonably incurred with respect to a Proceeding, including, without limitation, fees, expenses and disbursements of attorneys, accountants, financial consultants and other professionals.

                (C) "Liabilities" means all liabilities, and/or obligations, including, without limitation, obligations to pay a judgment, settlement, penalty, fine or tax (including, without limitation, any withholding or employment tax and any excise tax assessed with respect to the Company, any Affiliate, any employee benefit plan or any other enterprise as to which Executive is or was serving in an Official Capacity), together with any obligation to pay interest thereon.

                (D) "Proceeding" includes any threatened, asserted, pending or completed claim, action, suit or other type of proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, including, without limitation, any arbitration or mediation proceeding or other proceeding for the resolution of any claim or dispute and any privately conducted negotiations, and including, without limitation, any settlement, hearing, trial or appeal of any of the foregoing.

                (E) "Serving in an Official Capacity" includes (i) serving as a director, officer, advisor or agent of the Company or any Affiliate or (ii) serving at the request of the Company or any Affiliate as a director, officer, advisor or agent of, or in any other capacity for, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan.




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            8.2 Statutory Indemnification. The Company hereby agrees to indemnify and hold harmless Executive to the fullest extent permitted or required by the provisions of the laws of Florida and the laws of the state of Company's formation, if different from Florida and to cause any Affiliate to indemnify and hold harmless Executive to the fullest extent permitted or required by the laws of the State of Florida or the laws of its state of formation (if different from Florida) against any Liability or Expense incurred by Executive by reason of the fact that he is or was Serving in an Official Capacity. The Company agrees that such obligation shall be to the fullest extent required or permitted by any subsequent amendment to any of such provisions of the Florida Statutes or the laws of its state of formation (if different from Florida) or by the any other statutory provisions permitting or requiring such indemnification which are adopted after the date of this Agreement (but in the case of any amendment or subsequent statutory provisions, only to the extent that such amendment or provisions permit or require broader or more extensive indemnification rights than prior thereto).

            8.3 Additional Indemnification. Subject only to the exclusions set forth in this Section 8.3, the Company further agrees to indemnify and hold harmless and to cause any Affiliate to indemnify and hold harmless Executive against any and all Liabilities and/or Expenses incurred by Executive in connection with any Proceeding to which Executive is or was a party or is threatened to be made a party by reason of the fact that Executive is or was Serving in an Official Capacity. Executive shall not be entitled to any indemnification pursuant to this Section 3 if a judgment or other final adjudication establishes that any act or omission of Executive was material to the cause of action so adjudicated and that such act or omission constituted an act or omission for which Company is prohibited by applicable law from providing an indemnity.

            8.4 Advance of Expenses. The Company shall advance or cause any Affiliate to advance Expenses incurred by Executive in defending any Proceeding for which Executive may be entitled to indemnification hereunder, provided that the Company or any Affiliate shall not be required to advance any sums for such Expenses if the Board of Directors of the Company or the Board of Directors or similar managing body of any Affiliate, as the case may be, makes a preliminary good faith determination that Executive engaged in willful misconduct or acted with a conscious disregard for the best interests of the Company or any Affiliate, as the case may be (but no such determination by the Board of Directors of any Affiliate alone shall have any effect upon the obligations of the Company under this Agreement without such a determination by the Board of Directors of the Company). Executive hereby agrees to repay any such advances of Expenses made hereunder with respect to a matter if Executive is ultimately found not to be entitled to indemnification hereunder with respect to such matter.

            8.5 Obligations of Company and Affiliate; Separate Obligations. It is the intention of the parties that Executive be entitled to indemnification to the broadest




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possible extent allowed by law. Accordingly, any ambiguity in this Agreement shall be construed in favor of indemnification. Furthermore, in the event that applicable law would not permit or require indemnification as to a Liability or Expense but Florida law would, or vice versa, or in the event that a Liability or Expense would be indemnifiable under both laws but the law of one would permit or require broader indemnification than the other, Executive shall be indemnified pursuant to the law that will provide maximum indemnification. The obligations of the Company under this Agreement are separate, independent and primary obligations of the Company, and may be enforced directly against the Company without any necessity for joining any Affiliate or any other enterprise as to which Executive is or was Serving in an Official Capacity, for recovering or seeking to enforce any judgment against any Affiliate or such other enterprise, or for otherwise seeking to recover from or out of the assets of any Affiliate or any such other enterprise, whether or not any Affiliate or any such other enterprise has assets sufficient for such recovery.

            8.6 Notification of Defense of Claim. Promptly after receipt by Executive of the notice of any Proceeding (including any threat thereof) as to which Executive may be entitled to indemnification hereunder, Executive shall notify the Company in writing thereof. Failure to so notify the Company shall not relieve the Company from any obligation hereunder except to the extent that it may suffer material prejudice by reason of such failure. With respect to any such Proceeding as to which Executive notifies the Company thereof:

                (A) The Company shall be entitled to participate therein at its own expense.

                (B) Except as otherwise provided below, the Company shall be entitled to assume the defense thereof on behalf of Executive, with counsel satisfactory to Executive, acting reasonably. Executive shall have the right to employ his own separate counsel in such Proceeding, and the fees, expenses and disbursements of Executive's own separate counsel incurred after written notice from the Company to Executive of its assumption of the defense thereof and after the full assumption of such defense by counsel engaged by the Company and satisfactory to Executive, acting reasonably, shall be the expense of Executive except ((1) if the employment of counsel by Executive has been authorized by the Company, or ((2) if Executive shall have reasonably concluded that there may be a conflict of interest between Executive and the Company with respect to the defense of such action, or (iii) if any fees, expenses and disbursements of Executive's own separate counsel are incurred in connection with familiarizing or providing assistance to counsel employed by the Company, in which case the fees, expenses and disbursements of Executive's own separate counsel shall be paid by the Company. The Company shall not be entitled to assume the defense of any Proceeding




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brought by or on behalf of the Company or as to which Executive shall have made the conclusion provided for in (ii) above.

                 (C) The Company shall not be obligated to indemnify Executive under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent, not to be unreasonably delayed or withheld. The Company shall not settle any action or claim in any manner which would impose any penalty, limitation, Liability or Expense on Executive for which Executive is not entitled to indemnification hereunder without Executive's written consent.

             8.7 Insurance. The Company shall maintain in force directors and officers liability insurance in amounts and with coverage substantially the same as that currently in effect and upon termination of Executive's employment hereunder will obtain extended reporting period ("tail coverage") for not less than an additional three years. Nothing in this Agreement shall be deemed to require indemnification of Executive to the extent that insurance proceeds under any policy or policies of insurance carried by the Company, or any other person or entity are available to satisfy any Liability or Expense incurred by Executive by reason of the fact that he is or was Serving in an Official Capacity.

         9. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

         10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their successors and assigns; provided, however, that this Agreement shall be non-assignable by the Executive without the written consent of the Company, it being understood that the Executive's obligations and performance of this Agreement are personal in nature.

         11. NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when (i) hand-delivered, (ii) mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, or
(iii) delivered through a nationally recognized overnight courier,, to the party at their addresses below:




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         Company:              IMC Mortgage Company
                               5901 East Fowler Avenue
                               Tampa, FL 33617-2211
                               Attn: Member of Board of Directors

         Executive:            Mr. Dennis J. Pitocco
                               4311 Round Lake Court
                               Tampa, FL 33624-5313

or such other address given by such party to the other party at any time hereafter.

         12. MISCELLANEOUS.

             12.1 Amendment. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

             12.2 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

             12.3 Waiver. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY OF ANY MATTER ARISING OUR OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYMENT RELATIONSHIP OF EXECUTIVE AND COMPANY.

             12.4 Captions. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

             12.5 Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.

             12.6 Governing Law. This Agreement shall be governed by the laws of the State of Florida.




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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                    COMPANY:


                                    IMC MORTGAGE COMPANY


                                    By: /s/ Robert Melone
                                        ----------------------------------
                                            Robert Melone, Vice President
                                            and Assistant General Counsel


                                    By: /s/ Kris Hood
                                        ----------------------------------
                                            Kris Hood, Vice President
                                            and Corporate Secretary



                                    EXECUTIVE:

                                        /s/ Dennis J. Pitocco
                                    --------------------------------------
                                            Dennis J. Pitocco


                                    Address:

                                        4311 Roundlake Court
                                    --------------------------------------

                                        Tampa, FL 33624-5313
                                    --------------------------------------


                                    --------------------------------------